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                                                                   EXHIBIT 99.11


                  AMENDMENT NO. 2 TO GENERAL COUNSEL AGREEMENT

         THIS AMENDMENT NO. 2 TO GENERAL COUNSEL AGREEMENT (this "Amendment") is made this 22nd day of January, 2001 by and between THOMAS M. HAYTHE ("TMH") and GUEST SUPPLY, INC. (the "Company").

                                   WITNESSETH

         WHEREAS, TMH and the Company executed that certain General Counsel Agreement, dated August 6, 1997, as amended by Amendment No. 1 thereto dated January __, 2000 (collectively, the "Agreement"); and

         WHEREAS, the Company, Sysco Corporation, a Delaware corporation ("Sysco"), and Sysco Food Services of New Jersey, Inc., a Delaware corporation, are entering into that certain Merger Agreement and Plan of Reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended, dated the date hereof ("Merger Agreement"); and

         WHEREAS, to induce Sysco to enter into the Merger Agreement, which TMH and the Company acknowledge will impart a substantial benefit to TMH and the Company, TMH and the Company agree to execute this Amendment.

         NOW THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Amendments. The Agreement is hereby amended as follows:

                  (a) In Section I.B. of the Agreement, "July 31, 2000" is deleted and "July 31, 2004" is inserted in lieu thereof.

                  (b) The following sections of the Agreement are deleted in their entirety:

                        (i) Section 1.3; and

                        (ii) Section IV (which includes subparts A through D).


                  (c) The following is hereby deleted from Section VII of this
Agreement: "or the termination payment under Section 4 of this Agreement."

                  (d) The following is inserted as a new Section IV:

                           "The Company shall have the right to terminate TMH's
services as General Counsel under this Agreement prior to the expiration date of this Agreement by reason of: (i) the death or permanent disability of TMH or
(ii) "Due Cause". For purposes hereof, "Due Cause" shall mean (i) gross neglect or gross misconduct in

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TMH's discharge of his duties and responsibilities under this Agreement, or (ii)
TMH's commission of (x) a felony, or (y) any crime or offense involving moral turpitude. In the event that the Company terminates TMH's services hereunder for any reason other than death, permanent disability or Due Cause prior to July 31, 2004, TMH shall be entitled to continue to receive a fee of $7,500.00 per month through July 31, 2004."

         2. Services for Sysco. It is hereby agreed that services performed by TMH for Sysco or any of its affiliates after the Control Date (as defined in the Merger Agreement), shall be considered legal services performed for the Company wherever such services are contemplated in the Agreement.

         3. Effective Date. This Amendment shall be subject to, and effective as of the earlier of the consummation of (x) the "Merger", or (y) the "Offer" (as such terms are defined in the Merger Agreement).

         4. Miscellaneous. Except as provided in this Amendment, the Agreement shall remain unchanged and unmodified and remain in full force and effect.


         IN WITNESS WHEREOF, the undersigned have executed this Amendment on the date first written above.

                                          /s/ Thomas M. Haythe
                                          ------------------------------
                                          Thomas M. Haythe



                                          GUEST SUPPLY, INC.


                                          By: /s/ Clifford W. Stanley
                                             ---------------------------
                                          Clifford W. Stanley, President


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